Exhibit 4.12

KRAFT CANADA INC.,

as Issuer of the Securities

and

THE GUARANTORS NAMED HEREIN,

as Guarantors

and

COMPUTERSHARE TRUST COMPANY OF CANADA,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of July 6, 2015

to

INDENTURE

Dated as of July 6, 2015

Floating Rate Senior Notes due 2020

i

ii

SECOND SUPPLEMENTAL INDENTURE dated as of July 6, 2015 (this “Supplemental Indenture”), among Kraft Canada Inc., a corporation existing under the federal laws of Canada (hereinafter called the “Issuer”), The Kraft Heinz Company, a corporation existing under the laws of the State of Delaware (“Parent”), as guarantor, Kraft Heinz Foods Company, a corporation existing under the laws of the Commonwealth of Pennsylvania (the “Company”), as guarantor, and Computershare Trust Company of Canada, a trust company existing and licensed under the federal laws of Canada, as trustee (hereinafter called the “Trustee”).

WHEREAS the Issuer, Parent, the Company and the Trustee are parties to an indenture dated as of July 6, 2015 (as the same may from time to time be supplemented or amended (other than by a Series Supplement), the “Indenture”);

WHEREAS the Issuer, Parent, the Company and the Trustee are concurrently with this Supplemental Indenture entering into (i) a Series Supplement dated as of the date hereof pursuant to which the Issuer will be issuing Cdn$200,000,000 aggregate principal amount of Floating Rate Senior Notes due 2018; and (ii) a Series Supplement dated as of the date hereof pursuant to which the Issuer will be issuing Cdn$300,000,000 aggregate principal amount of 2.70% Senior Notes due 2020;

WHEREAS Article Two and Section 801 of the Indenture provide, among other things, that, without the consent of any Holders, the Issuer, the Guarantors and the Trustee may enter into a supplement to the Indenture for the purposes of establishing the form, terms and conditions applicable to the Securities of any Series which the Issuer wishes to issue under the Indenture;

WHEREAS the Issuer desires to establish the form, terms and conditions of a Series of Securities and has requested that the Trustee execute and deliver this Supplemental Indenture for such purpose; and

WHEREAS the establishment of the Floating Rate Senior Notes due 2020 of the Issuer (the “Notes”) with the form, terms and conditions as hereinafter set forth, has been authorized by a Board Resolution of the Issuer;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties hereto agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 101. Definitions.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred with respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act other than to the Company or one of its wholly-owned Subsidiaries or one or more Permitted Holders; (2) the approval by the holders of common stock of Parent of any plan or proposal for the liquidation or dissolution of Parent (whether or not otherwise in compliance with the provisions of the Indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner (as defined in Rules 13d-3 (without giving effect to the proviso in clause (d) (1)(i) thereof) and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the then-outstanding number of shares of the voting stock of Parent; or (4) Parent ceasing to own, directly or indirectly, 100% of the issued and outstanding shares of voting stock of the Company or the Issuer.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Guarantor” means either Parent or the Company, as applicable, in each case until a Successor Purchaser replaces it in accordance with Section 702 of the Indenture and, thereafter, means such Successor Purchaser.

“Indenture” has the meaning set forth in the recitals of this Supplemental Indenture.

“Interest Determination Date” means, in respect of any Interest Period, the first day of such Interest Period.

“Interest Period” means the period commencing on any Interest Payment Date (or, with respect to the initial Interest Period only, commencing on July 6, 2015) to but excluding the next succeeding Interest Payment Date, and in the case of the last such period, from and including the Interest Payment Date immediately preceding the Maturity Date to but excluding such Maturity Date.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means July 6, 2015, the initial issue date of the Notes.

“Issuer” means the Person named as the “Issuer” in the first paragraph of this Supplemental Indenture, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Issuer” shall mean such successor Person. To the extent necessary to comply with the requirements of the provisions of the Trust Indenture Legislation as they are applicable to the Issuer, the term “Issuer” shall include any other obligor with respect to the Notes for the purposes of complying with such provisions.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of March 24, 2015, among Parent, Kite Merger Sub Corp., Kite Merger Sub LLC and Kraft Foods Group, Inc. (“Kraft”), as may be amended, supplemented or otherwise modified, pursuant to which Kite Merger Sub Corp. will merge with and into Kraft (the “Merger”), with Kraft surviving the Merger as a wholly owned Subsidiary of Parent. Immediately following the effective time of the Merger, (1) Kraft will be merged with and into Kite Merger Sub LLC, with Kite Merger Sub LLC surviving the merger as a wholly owned subsidiary of Parent, and (2) Parent will effect a series of transactions after which Kite Merger Sub LLC will merge with and into the Company, with the Company surviving (the “Final Merger”).

“Modified Following Business Day” means, with respect to any date, the next Business Day immediately following such date; provided, however, that if such date is not the Maturity Date and the next Business Day following such date is in the next succeeding calendar month, “Modified Following Business Day” shall instead mean the Business Day immediately preceding such date.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Notes” has the meaning set forth in the recitals of this Supplemental Indenture For the avoidance of doubt, “Notes” shall include the Additional Notes, if any.

“Permitted Holders” means, collectively, (1) 3G Capital, Inc., and each of its Affiliates but not including, however, any portfolio companies of any of the foregoing, (2) Berkshire Hathaway, Inc., and each of its Affiliates but not including, however, any portfolio companies of any of the foregoing, (3) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of Article Five, (4) the members of management of Parent (or any parent entity of Parent) or its Subsidiaries who are holders of capital stock of Parent or of any parent entity of Parent on the Issue Date, (5) any Person who is acting solely as an underwriter in connection with a public or private offering of capital stock of any parent entity of Parent or Parent, acting in such capacity, and (6) any Group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such Group and without giving effect to the existence of such Group or any other Group, the Persons referred to in clauses (1) through (4) above collectively have beneficial ownership of more than 50% of the total voting power of the voting stock of Parent or any of its direct or indirect parent entities of Parent held by such Group.

“Rate Determination Time” means, with respect to any Interest Determination Date, 10:00 a.m. (Toronto time); provided that, if fewer than three bid rates of interest for Canadian dollar bankers’ acceptances with maturities of three months appear on the Reuters Screen CDOR Page at 10:00 a.m. (Toronto time) on such Interest Determination Date, the Issuer may, in its sole discretion, elect to use a time after 10:00 a.m. (Toronto time), but not later than 11:15 a.m. (Toronto time), as the “Rate Determination Time” for such Interest Determination Date.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors of the Company) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Reuters Screen CDOR Page” means the display designated as page “CDOR” on the Reuters Monitor Money Rates Service (or such other page as may replace the CDOR page on that service) for purposes of displaying Canadian dollar bankers’ acceptance rates.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Three-Month CDOR Rate” means, with respect to any Interest Determination Date, the rate per annum as determined by the Company and notified in writing to the Trustee, equal to (a) the arithmetic average of the bid rates of interest for Canadian dollar bankers’ acceptances with maturities of three months, as expressed on the Reuters Screen CDOR Page at the Rate Determination Time on such Interest Determination Date, if three or more such bid rates appear on such Reuters Screen CDOR Page at such Rate Determination Time, or (b) if fewer than three such bid rates appear on the Reuters Screen CDOR Page at such Rate Determination Time, or the Reuters Screen CDOR Page is unavailable, the arithmetic average of the bid rates of interest for Canadian dollar bankers’ acceptances with maturities of three months, in a principal amount equal to not less than Cdn$1,000,000 and that is representative of a single transaction in the market at such time, by the principal Toronto office of three of the five largest Schedule I banks (as defined in the Bank Act (Canada)) in the Canadian interbank market selected by the Issuer at the Rate Determination Time on such Interest Determination Date.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Supplemental Indenture, until a successor shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean such successor Trustee.

SECTION 102. Other Definitions.

DEFINED TERM	DEFINED IN SECTION

Additional Notes	301

Change of Control Offer	401(a)

Change of Control Payment Date	501(b)

Maturity Date	301

Redemption Notice Date	304

Special Mandatory Redemption	304

Special Mandatory Redemption Date	304

Special Mandatory Redemption Event	304

Special Mandatory Redemption Price	304

SECTION 103. Effect of Supplemental Indenture.

Upon the execution and delivery of this Supplemental Indenture by the Issuer, the Guarantors and the Trustee, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes; provided, however, that except as otherwise provided herein, the provisions of this Supplemental Indenture shall be applicable, and the Indenture is hereby supplemented and amended as specified herein, solely with respect to the Notes and not with respect to any other Securities previously issued or to be issued under the Indenture. In the event of a conflict between any provisions of the Indenture and this Supplemental Indenture, the relevant provision or provisions of this Supplemental Indenture shall govern.

SECTION 104. Indenture Remains in Full Force and Effect.

Except as supplemented or amended hereby, all other provisions in the Indenture, to the extent not inconsistent with the terms and provisions of this Supplemental Indenture, shall remain in full force and effect.

SECTION 105. Incorporation of Indenture.

All the provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument; provided, however, that the provisions of this Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes.

SECTION 106. Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 107. Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof. Unless otherwise expressly specified, references in this Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Supplemental Indenture, and not the Indenture or any other document.

SECTION 108. Successors and Assigns.

All covenants and agreements in this Supplemental Indenture by the Issuer and the Guarantors shall bind their respective successors and permitted assigns (if any), whether so expressed or not. All covenants and agreements of the Trustee in this Supplemental Indenture shall bind its successors and permitted assigns (if any), whether so expressed or not.

SECTION 109. Separability Clause.

In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 110. Benefits of Supplemental Indenture.

Nothing in this Supplemental Indenture or in the Notes, express or implied, shall give to any Person (other than the parties hereto, any Paying Agent and any Security Registrar, and their successors hereunder, and the Holders) any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or in respect of the Notes.

SECTION 111. Governing Law.

This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein except with respect to any obligations of a Guarantor under its Guarantee, which shall be governed by and construed in accordance with the laws of the State of New York. This Supplemental Indenture shall, to the extent applicable, be subject to the provisions of Trust Indenture Legislation that are required or deemed to be part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

ARTICLE TWO

FORM OF THE NOTES

SECTION 201. Forms Generally.

The Notes and the Trustee’s certificate of authentication shall be in substantially the forms set forth in this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Supplemental Indenture, or as may reasonably be required by the Depositary and are not prejudicial to the beneficial holders of the Notes, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution of the Notes (but which shall not affect the rights or duties of the Trustee). Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

The definitive Notes shall be printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of the Depositary or any securities exchange on which the Notes may be listed, all as determined by the officers executing such Notes, as evidenced by their execution of such Notes.

The Notes shall be in registered form and shall initially be registered in the name of the Depositary or its nominee. The Notes shall be issued initially as Book-Entry Securities in the form of one or more Global Securities substantially in the form set forth in this Article delivered to the Depositary or a nominee thereof as custodian therefor and held by the Depositary or a nominee thereof for the applicable Clearing Agency

Participants, and duly executed by the Issuer and authenticated by the Trustee as provided in Section 204. The Depositary for such Global Securities shall be CDS. The aggregate principal amount of the Global Securities may from time to time be increased or decreased by adjustments made on the records of the Depositary or its nominee, or of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided.

SECTION 202. Form of Face of Note.

The Notes are to be substantially in the form provided for in this Section 202 and in Section 203 and the Trustee’s certificate of authentication to be endorsed on the Notes to be substantially in the form provided for in Section 204:

[Note: Insert if CDS is Depositary – UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO KRAFT CANADA INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE.]

[Note: Insert if a Global Security – THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE BASE INDENTURE (HEREINAFTER REFERRED TO). THIS NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE BASE INDENTURE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (II) THIS NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 207(B) OF THE BASE INDENTURE, (III) THIS NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 211 OF THE BASE INDENTURE AND (IV) EXCEPT AS OTHERWISE PROVIDED IN SECTION 207(B) OF THE BASE INDENTURE, THIS NOTE MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY (X) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, (Y) BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR (Z) BY THE DEPOSITARY OR ANY NOMINEE TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]

EXCEPT IN THE PROVINCE OF MANITOBA, UNLESS OTHERWISE PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS NOTE MUST NOT TRADE THE NOTE BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (I) JULY 6, 2015, AND (II) THE DATE THE ISSUER BECOMES A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA. IN THE PROVINCE OF MANITOBA, UNLESS OTHERWISE PERMITTED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION OR WITH THE PRIOR WRITTEN CONSENT OF THE APPLICABLE REGULATORS, THE HOLDER OF THIS NOTE MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS TWELVE MONTHS AND A DAY AFTER THE DATE THE PURCHASER ACQUIRED THE SECURITY.

KRAFT CANADA INC.

FLOATING RATE SENIOR NOTES DUE 2020

No. ■	CUSIP: ■

$■	ISIN: ■

Kraft Canada Inc., a corporation organized under the federal laws of Canada (herein called the “Issuer”, which term includes any successor entity under the Indenture hereinafter referred to), for value received, hereby promises to pay to [CDS & Co.][■] or registered assigns, the principal sum of          Canadian dollars (or such other amount that may from time to time be indicated on the records of the Depositary as the result of increases or decreases by adjustments made on the records of the Depositary, in accordance with the rules and procedures of the Depositary) on July 6, 2020, at the office or agency of the Issuer referred to below, and to pay interest thereon in arrears, on January 6, April 6, July 6 and October 6 of each year (or, if such date is not a Business Day, the Modified Following Business Day (each such date, an “Interest Payment Date”)) commencing on October 6, 2015, which interest shall accrue from and including July 6, 2015 or, if interest has already been paid or duly provided for, from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, to, but excluding, the next succeeding Interest Payment Date, at a per annum rate for the applicable Interest Period equal to the Three-Month CDOR Rate, determined on the Interest Determination Date for such Interest Period, plus 1.05% per annum, until the principal hereof is paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the tenth (10th) Business Day immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Default Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Note will be made at the office or agency of the Issuer maintained for that purpose in the City of Toronto (which initially shall be the Corporate Trust Office of the Trustee), and if the Issuer shall designate and maintain an additional office or agency for such purpose, also at such additional office or agency, in Canadian dollars; provided, however, that payment of interest may be made at the option of the Issuer by check mailed to the address of the Person entitled thereto as such address shall appear on the Security Register; provided, further, that all payments of the principal of (and premium, if any) and interest on Notes, the Holders of which have given wire transfer instructions to the Issuer or the Paying Agent at least 10 Business Days prior to the applicable payment date and hold at least Cdn$1,000,000 in principal amount of Notes, will be required to be made by wire transfer of immediately available funds to the accounts specified by such Holders in such instructions. Any such wire transfer instructions received by the Issuer or the Paying Agent shall remain in effect until revoked by such Holder. Notwithstanding the foregoing, the final payment of principal shall be payable only upon surrender of this Note to the Paying Agent.

For any Interest Period or interim period, interest on this Note shall be computed on the basis of a 365-day year, based on the actual number of days elapsed in the period.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

KRAFT CANADA INC.

by
Name:
Title:

Name:
Title:

SECTION 203. Form of Reverse of Note.

This Note is one of a duly authorized issue of securities of the Issuer designated as its Floating Rate Senior Notes due 2020 (herein called the “Notes”), which may be issued under an indenture (as the same may from time to time be supplemented or amended (other than by a Series Supplement), herein called the “Base Indenture”) dated as of July 6, 2015 among the Issuer, The Kraft Heinz Company, a Delaware corporation (“Parent”), as guarantor, Kraft Heinz Foods Company, a Pennsylvania corporation (the “Company”), as guarantor, and Computershare Trust Company of Canada, as trustee (herein called the “Trustee”, which term includes any successor trustee thereunder), as supplemented and amended by the Second Supplemental Indenture dated as of July 6, 2015 among the Issuer, Parent, the Company (together with Parent, the “Guarantors”), and the Trustee (herein called the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to which the Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Issuer, the Guarantors, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered.

On or before each Interest Payment Date, the Issuer shall deliver or cause to be delivered to the Trustee or the Paying Agent an amount in Canadian dollars sufficient to pay the amount due on such payment date.

Payment of Additional Amounts

Section 907 of the Base Indenture shall be applicable to the Notes.

Redemption for Tax Reasons

The Notes will be subject to redemption, at the option of the Issuer, pursuant to Section 1001(b) of the Base Indenture.

Optional Redemption

The Notes may not be redeemed at the option of the Issuer pursuant to Section 1001(a) of the Base Indenture.

Special Mandatory Redemption

The Notes are subject to Special Mandatory Redemption, as described in Section 304 of the Supplemental Indenture.

Events of Default

If an Event of Default (other than an Event of Default described in Section 401(d) or 401(e) of the Base Indenture) with respect to the Notes shall occur and be continuing, then either the Trustee or the Holders of not less than 25% in principal amount of the Notes then Outstanding may declare the entire principal amount of the Notes due and payable in the manner and with effect provided in the Base Indenture. If an Event of Default specified in Section 401(d) or 401(e) of the Base Indenture occurs, then principal amount of the Notes shall ipso facto become and be immediately due and payable in the manner and with the effect provided in the Base Indenture without any declaration or other act by the Trustee or any Holder.

Amendment and Waiver

Without notice to or the consent of the Holders of the Notes, the Indenture and the Notes may be amended, supplemented or otherwise modified by the Issuer, the Guarantors, as applicable, and the Trustee as provided in the Indenture. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the Guarantors and the rights of the Holders under the Indenture at any time by the Issuer, the Guarantors (as applicable) and the Trustee with the approval of the Holders of more than 50% of the principal amount of the Notes at the time Outstanding voted at a meeting or the written consent of Holders of more than 50% of the principal amount the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place, and rate, and in the coin or currency, herein prescribed.

Transfer, Registration and Exchange

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable on the Security Register, upon surrender of this Note for registration of transfer at the Corporate Trust Office of the Trustee or any other office or agency of the Issuer designated pursuant to the Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon one or more replacement Notes of any authorized denomination or denominations, of a like aggregate principal amount and containing identical terms and provisions, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of Cdn$1,000 or any integral multiple thereof.

No service charge shall be made for any registration of transfer or exchange or redemption of Notes, but the Issuer may require payment of a sum sufficient to pay all documentary, stamp or similar issue or transfer taxes or other governmental charges payable in connection with any registration of transfer or exchange.

Prior to the time of due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes except as otherwise provided, whether or not this Note be overdue, and neither the Issuer, the Trustee nor any agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall prevail.

SECTION 204. Form of Trustee’s Certificate of Authentication.

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Second Supplemental Indenture.

COMPUTERSHARE TRUST COMPANY OF CANADA

as Trustee

By:
Name:
Title:

Dated:

ARTICLE THREE

THE NOTES

SECTION 301. Title and Terms.

The Notes shall be known and designated as the “Floating Rate Senior Notes due 2020” of the Issuer. The entire unpaid principal amount of each Note shall become due and payable to the Holder thereof on July 6, 2020 (the “Maturity Date”). Interest shall accrue on the aggregate unpaid principal amount of each Note at an annual rate of interest for the applicable Interest Period equal to the Three-Month CDOR Rate plus 1.05% per annum from July 6, 2015 or, if interest has been paid or duly provided for, the most recent Interest Payment Date to which interest has been paid or duly provided for. Such interest shall be payable quarterly on January 6, April 6, July 6 and October 6 of each year (or, if such date is not a Business Day, the Modified Following Business Day (each such date, an Interest Payment Date for purposes of this Supplemental Indenture)), commencing on October 6, 2015 until the principal thereof is paid or duly provided for. Interest on the Notes shall be payable in arrears. The Regular Record Date for the interest payable on any Interest Payment Date shall be the tenth (10th) Business Day immediately preceding such Interest Payment Date.

An unlimited aggregate principal amount of the Notes may be authenticated and delivered under this Supplemental Indenture (of which Cdn$500,000,000 is being issued, authenticated and delivered on the date hereof), including Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 204, 205, 206, 207, 208, 806, 1008 or 1009 of the Indenture and Section 502 hereof. Additional Notes ranking pari passu with the Notes issued on the date hereof may be created and issued under the Indenture from time to time by the Issuer without notice to or consent of the Holders, subject to the Issuer complying with any applicable provision of the Indenture (“Additional Notes”). Any Additional Notes created and issued shall have the same terms and conditions as the Notes issued on the date hereof, except for their date of issue, issue price and, if applicable, offering price and first Interest Payment Date. Any Additional Notes having such similar terms, together with the Notes issued on the date hereof, shall constitute a single series of Notes under the Indenture. No Additional Notes may be issued if an Event of Default has occurred with respect to the Notes.

The Notes shall be unsecured, unsubordinated obligations of the Issuer ranking pari passu with any other present or future unsecured, unsubordinated obligations of the Issuer.

The Notes shall be denominated in, and all principal of, and interest and premium (if any) on, the Notes shall be payable in Canadian dollars.

The Issuer will, on each Interest Determination Date, determine the Three-Month CDOR Rate for the applicable Interest Period and notify the Trustee of such applicable Three-Month CDOR Rate. All percentages resulting from any calculation of the interest rate on the Notes will be rounded to the nearest one hundred-thousandth of a percentage point with five one millionths of a percentage point rounded upwards, and all Canadian dollar amounts used in or resulting from such calculation on the Notes will be rounded to the nearest cent (with one-half cent being rounded upward). Each calculation of the interest rate on the Notes by the Issuer will (in the absence of manifest error) be final and binding on the Holders and the Trustee. Upon request from any Holder of Notes, the Issuer will provide the interest rate in effect for the Notes for the current Interest Period.

The Issuer shall not be obligated to redeem, purchase or repay the Notes pursuant to any sinking fund or analogous provisions or at the option of a Holder of the Notes except as provided in Article Five hereof.

The Notes shall be subject to the covenants (and the related definitions) set forth in Articles Seven and Nine of the Indenture and, except as otherwise provided herein, to any other covenant in the Indenture, and to the defeasance and discharge provisions set forth in Article Three thereof.

SECTION 302. Denominations.

The Notes shall be issuable only in fully registered form without coupons and in denominations of Cdn$1,000 or an integral multiple thereof.

SECTION 303. Optional Redemption

The Notes may not be redeemed at the option of the Issuer pursuant to Section 1001(a) of the Indenture.

SECTION 304. Special Mandatory Redemption

If the Final Merger is not consummated on or prior to March 31, 2016 or if, prior to such date, the Merger Agreement is terminated (each a “Special Mandatory Redemption Event”), the Notes will be redeemed (the “Special Mandatory Redemption”) in whole at a special mandatory redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of the Notes, plus accrued but unpaid interest on the principal amount thereon to, but not including, the Special Mandatory Redemption Date (as defined below).

Upon the occurrence of a Special Mandatory Redemption Event, the Issuer shall promptly (but in no event later than 3 Business Days following such Special Mandatory Redemption Event) notify the Trustee in writing (such date of notification, the “Redemption Notice Date”), that the Notes are to be redeemed on the 30th day following the Redemption Notice Date (such date, the “Special Mandatory Redemption Date”), in accordance with the applicable provisions contained in Article Ten of the Indenture. The Trustee, upon receipt of the notice specified above, shall notify each Holder of the Notes in accordance with the applicable provisions of the Indenture that all of the outstanding Notes shall be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the Holders of the Notes. At or prior to 10:00 a.m. (Toronto time) on the Special Mandatory

Redemption Date, the Issuer shall deposit funds with the Trustee sufficient to pay the Special Mandatory Redemption Price for each series of Notes on such date. If such deposit is made as provided above, the Notes will cease to bear interest on and after the Special Mandatory Redemption Date.

Notwithstanding anything to the contrary in Article Eight of the Base Indenture, this Section 304 and the related definitions may not be waived or modified without the written consent of each Holder of the Notes. Failure to make the Special Mandatory Redemption, if required, in accordance with this Section 304 will constitute an Event of Default with respect to the Notes.

ARTICLE FOUR

ADDITIONAL COVENANTS

SECTION 401. Change of Control Triggering Event.

(a) Subject to Section 401(b), if a Change of Control Triggering Event occurs, the Issuer shall make an offer to purchase all or any part (equal to Cdn$1,000 or an integral multiple of Cdn$1,000 in excess thereof) of the Notes pursuant to the offer described in Section 501 (the “Change of Control Offer”) at a Purchase Price in cash equal to 101% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest thereon, if any, to but excluding the date of repurchase, subject to the right of Holders of the Notes of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date. The Change of Control Offer shall be made in compliance with the applicable procedures set forth in Section 502 and shall include all instructions and materials necessary to enable Holders to tender their Notes.

(b) The Issuer shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 401 applicable to a Change of Control Offer made by the Issuer and such third party purchases all Notes properly tendered (and not withdrawn) pursuant to such Change of Control Offer or (ii) a notice of redemption with respect to all the outstanding Notes has, prior to or concurrently with such Change of Control Triggering Event, been given pursuant to Section 1005 of the Indenture unless and until there is a default in the payment of the Redemption Price on the applicable Redemption Date.

(c) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

SECTION 402. Waiver of Certain Covenants.

(a) Pursuant to Section 908 of the Indenture, the Issuer and the Guarantors may omit in any particular instance to comply with any covenant or condition in Sections 602, 904, 905 or 906 in the Indenture and, subject to Section 402(b), any covenant or condition in this Supplemental Indenture if, before or after the time for such compliance, the Holders of all of the Notes at the time Outstanding shall, by Holder Direction, waive such compliance in such instance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Issuer and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.

(b) Notwithstanding any provision in the Indenture or this Supplemental Indenture to the contrary, (x) the Holders of the Notes may, by Holder Direction, waive, and (y) upon delivery by Holder of the Notes of a Holder Direction, the Issuer, the Guarantors and Trustee may modify, and the Trustee shall upon written request of the Issuer, enter into one or more indentures supplemental for purposes of modifying, any covenant or condition in Section 401 or Section 501, in each case, where such waiver or modification is prior to the occurrence of a Change of Control Triggering Event.

ARTICLE FIVE

CHANGE OF CONTROL PROVISIONS

SECTION 501. Change of Control Notice.

In the event that, pursuant to Section 401, the Issuer shall be required to commence a Change of Control Offer, it shall follow the procedures specified below.

Within 30 days following any Change of Control Triggering Event, the Issuer must send or cause to be sent, electronically or by first-class mail, a notice to each Holder at the address of such Holder appearing in the Security Register or otherwise in accordance with the procedures of the Depositary, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. The Change of Control Offer shall be made to all Holders of Notes. The notice, which shall govern the terms of the Change of Control Offer, shall include:

(a) a description of the transaction or transactions that constitute the Change of Control Triggering Event, and state that the Change of Control Offer is being made pursuant to this Section 501 and Section 401 and that, to the extent lawful, all Notes properly tendered and not withdrawn will be accepted for payment;

(b) the Purchase Date, which must be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”), and the Purchase Price;

(c) that, unless the Issuer defaults in the payment of the amount due on the Change of Control Payment Date, all Notes or portions thereof accepted for repurchase pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date;

(d) the time prior to the Change of Control Payment Date by which Holders electing to have any Notes purchased pursuant to the Change of Control Offer must surrender, or transfer by book-entry transfer, their Notes to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice;

(e) that Holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the portion of the Notes tendered (or transferred by book-entry transfer) that is not to be repurchased, which portion must be equal in a principal amount to any integral multiple of Cdn$1,000;

(f) if such notice is delivered prior to the occurrence of a Change of Control, stating, if applicable, that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(g) any other instructions, as determined by the Issuer, consistent with this Section 501, that a Holder must follow.

SECTION 502. Acceptance; Deposit of Change in Control Purchase Price.

On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law, (i) accept for payment all Notes or portions thereof properly tendered (and not withdrawn) pursuant to the Change of Control Offer, (ii) deposit or cause to be deposited with the Paying Agent (or, if the Issuer is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 903 of the Indenture) an amount equal to the Purchase Price, together with accrued and unpaid interest thereon to but excluding the Change of Control Payment Date that is payable, in respect of all Notes or portions thereof so tendered and accepted for repurchase and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Issuer.

After the Change of Control Payment Date, (i) the Paying Agent shall promptly deliver to each Holder of Notes properly tendered and accepted the Purchase Price, together with accrued and unpaid interest thereon to but excluding the Change of Control Payment Date, that is payable in respect of such Notes or portions thereof so tendered and accepted for repurchase and (ii) the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer in the form of an Officer’s Certificate shall promptly authenticate and mail or deliver (or cause to transfer by book entry) to each relevant Holder a new Note, in a principal amount equal to any unpurchased portion of the Notes surrendered to the Holder thereof; provided that each such new Note shall be in a principal amount equal to any integral multiple of Cdn$1,000.

If the Change of Control Payment Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, to but excluding the Change of Control Payment Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders pursuant to the Change of Control Offer.

SECTION 503. Repayment to the Issuer.

As provided in the Notes, the Trustee and the Paying Agent shall return to the Issuer any cash that remains unclaimed, together with interest and dividends, if any, thereon, held by them for the payment of the Purchase Price; provided, however, that, to the extent that the aggregate amount of cash deposited by the Issuer pursuant to Section 502 hereof exceeds the aggregate Purchase Price of the Notes or portions thereof to be purchased, then the Trustee shall hold such excess for the Issuer and promptly after the Business Day following the Purchase Date the Trustee shall upon demand return any such excess to the Issuer together with interest and dividends, if any, thereon.

SECTION 504. Compliance with Law.

The Issuer shall comply with any securities laws, rules and regulations to the extent applicable in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations conflict with this Section 501 or Section 401, the Issuer shall comply with the applicable securities laws, rules and regulations and shall not be deemed to have breached its obligations under this Section 501 or Section 401 by virtue thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

KRAFT CANADA INC.,
as Issuer

By:	/s/ James Liu
	Name:	James Liu
	Title:	Treasurer

THE KRAFT HEINZ COMPANY,
as Guarantor

By:	/s/ Fabio Spina
	Name:	Fabio Spina
	Title:	Attorney-In-Fact for Paulo Basilio, Vice President, Chief Financial Officer and Secretary

KRAFT HEINZ FOODS COMPANY,
as Guarantor

By:	/s/ James Liu
	Name:	James Liu
	Title:	Global Treasurer

Signature page to the second supplemental indenture

COMPUTERSHARE TRUST COMPANY OF CANADA

By:	/s/ Patricia Wakelin
Name:	Patricia Wakelin
Title:	Corporate Trust Officer

By:	/s/ Charles Cuschieri
Name:	Charles Cuschieri
Title:	Associate Trust Officer

Signature page to the second supplemental indenture